Exhibit 5.2

28 Liberty Street

New York, NY 10005

February 1, 2023

Tivic Health Systems, Inc.

25821 Industrial Blvd.

Suite 100

Hayward, CA 94545

Ladies and Gentlemen:

Tivic Health Systems, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-268010) (as amended, the “Registration Statement”), and the related prospectus (the “Prospectus”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering securities of the Company, consisting of (i) (a) 8,214,285 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (b) pre-funded warrants to purchase 8,214,285 shares of Common Stock (“Pre-Funded Warrants”) to be issued pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and ThinkEquity LLC, as representative of the several underwriters named therein, the form of which has been or will be filed as Exhibit 1.1 to the Registration Statement, all including Shares and Pre-Funded Warrants for which the Representative (as defined below) has been granted an over-allotment option; (ii) representative’s warrants to purchase 410,714 shares of Common Stock (“Representative’s Warrants,” and together with the Pre-Funded Warrants, the “Warrants”), which is equal to 5% of the aggregate Shares and Pre-Funded Warrants that may be sold in the offering, to be issued under a representative’s warrant agreement (the “Representative’s Warrant Agreement”) to be entered into by the Company and ThinkEquity LLC, the representative of the underwriters (the “Representative”); and (iii) an aggregate of 8,624,999 shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and Representative’s Warrants (the “Representative’s Warrant Shares”). For each Pre-Funded Warrant sold, the number of shares of Common Stock that the Company is offering will be decreased on a one-for-one basis. The terms “Shares,” “Pre-Funded Warrants,” “Pre-Funded Warrant Shares,” “Representative’s Warrants,” and “Representative’s Warrant Shares” shall include any additional securities registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

We, as your special New York counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion each Pre-Funded Warrant to be delivered in accordance with the Underwriting Agreement and each Representative’s Warrant to be delivered in accordance with the Representative’s Warrant Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the issuance of the Warrants: (i) the Board of Directors of the Company shall have duly established the terms of the Warrants and duly authorized their issuance and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Underwriting and Representative’s Warrant Agreements to be entered into in connection with the Warrants have been duly authorized, executed and delivered by the Company, and are valid, binding and enforceable agreements; and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Warrants. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Underwriting and Representative’s Warrant Agreements will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Pre-Funded Warrants and Representative’s Warrants.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP

Carter Ledyard & Milburn LLP